Exhibit 3.1

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION OF

RADIAN GROUP INC.

Radian Group Inc., a corporation organized and existing under and by virtue of the Delaware General Corporation Law of the State of Delaware (the “Corporation”),

DOES HEREBY CERTIFY THAT:

FIRST: The Board of Directors of the Corporation has adopted the following resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of the Corporation:

RESOLVED, that the amendment and restatement of Section 4.1 of Article FOURTH of the Corporation’s Certificate of Incorporation is hereby amended to read in its entirety as follows (the “Amendment”):

Authorized Shares. The total number of shares of all classes of capital stock which the Corporation shall be authorized to issue is five hundred five million (505,000,000) shares of capital stock, of which four hundred eighty-five million (485,000,000) shares shall be Common Stock, par value $0.001 per share (“Common Stock”), and twenty million (20,000,000) shares shall be Preferred Stock, par value $0.001 per share (“Preferred Stock”).

The designations, powers, privileges and rights, and the qualifications, limitations or restrictions thereof, in respect of each class of capital stock of the Corporation are as follows:

SECOND: Thereafter, pursuant to the resolution of its Board of Directors, at the annual meeting of the stockholders of the corporation held May 15, 2013, the necessary number of shares as required by statute were voted in favor of the Amendment.

THIRD: The Amendment has been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Certificate of Incorporation to be signed by the undersigned and attested by its Secretary this 15th day of May, 2013.

RADIAN GROUP INC.

By:	/s/ Edward J. Hoffman
Name: Edward J. Hoffman
Title: Executive Vice President

Attest:	/s/ Tami Bohm
Name: Tami Bohm
Title: Assistant Secretary